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                                                           EXHIBIT 10(c)




                                 March 10, 1993




Mr. Palmer E. Huffstetler
President
Carolina Freight Corporation
N.C. Highway #150 East
Cherryville, North Carolina 28021

Dear Palmer:

         The purpose of this letter is to confirm that the Compensation Committee, acting under authority of the Board of Directors of the Company ("Board"), has authorized me to extend an employment contract ("Agreement") to you as President of Carolina Freight Corporation (the "Company") and Carolina Freight Carriers Corporation in accordance with the terms and conditions herein outlined.

         First, the term of the Agreement shall be for a period of three years, which shall commence on March 22, 1993 and shall continue in effect until March 21, 1996; provided, however, that on March 21, 1994 the Agreement shall be automatically extended for one additional year (to March 21, 1997) unless at least ninety (90) days prior to such March 21, 1994 the Company shall have given written notice to you that this Agreement shall not be so extended; and, in the event the Agreement has been extended to March 21, 1997 the term shall be further automatically extended for another year on March 21, 1995 (to March 21, 1998) unless the Company shall have given written notice to you at least ninety (90) days prior to March 21, 1995 that this Agreement shall not be so extended.

         Second, your base salary shall not be less than $182,000 during the first year of this Agreement and shall be adjusted upward annually to such amount as the Compensation Committee shall, in its discretion, determine but in no event less than an amount equal to the average percent of increase allowed to that group of employees who comprise the officer group of Carolina





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Mr. Palmer E. Huffstetler
Page 2
March 10, 1993


Freight Corporation. In the event of a general pay reduction which applies to all officers of the Company, your base salary shall be reduced by an amount which shall be equal to the average percentage of reduction among all other officers of the Company.

         Third, bonuses shall be paid to you in such amounts as shall be determined by the Compensation Committee but shall be paid in at least an amount that is 125% of the highest bonus paid to any officer of Carolina Freight Corporation other than the Chief Executive Officer pursuant to the terms of the Carolina Freight Carriers Corporation and Red Arrow Incentive Bonus Plan approved by the Carolina Freight Corporation Board of Directors on January 6, 1993 or any successor plan applicable to the officers of the Company.

         Fourth, as has been the Company's practice, we shall continue to provide you with membership in Cleveland Country Club which includes payment by the Company of fees, dues, and assessments.

         Fifth, a company car will be provided to you in accordance with the Company's practice of providing automobiles for use by its officers.

         Sixth, employee benefits which have previously been provided to you will continue to be offered including, but not limited to, vacation, holiday, and sick leave; group health and life insurance coverage; Senior Executive Benefit Plan; Employee Savings and Protection Plan; Deferred Compensation Plan; Severance Pay Agreement; Indemnity Agreement; Pension Plan; and stock options which have been previously issued. Benefits provided under any of the foregoing plans, as well as new plans which may be instituted by the Company, are subject to change. Any such changes may impact your individual benefit but shall be commensurate with the benefits provided to other officers of the Company.

         Seventh, during a period of ninety (90) days preceding the expiration of the final year of this Agreement you shall be entitled to elect retirement from the Company and receive the equivalent benefits as those offered to you by Carolina Freight





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Mr. Palmer E. Huffstetler
Page 3
March 10, 1993


Carriers Corporation as an eligible participant under its 1992 Retirement Incentive Program and such benefits shall be adjusted to reflect your rate of compensation, then-current years of service, and benefit levels during the term of this Agreement. For purposes of computing benefits, your retirement date shall be deemed to be the last date that you perform service under the terms of this Agreement.

         Eighth, termination by the Company of your employment for Cause, as defined herein, shall also terminate the Company's obligation to perform further on any provision of this Agreement, except as to those benefits referred to in paragraph Sixth which shall be provided to you in accordance with specific terms of plan documents and agreements governing such benefits. "Cause" shall mean (1) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board which specifically identifies the manner in which you have not substantially performed your duties, or (2) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph, no act or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. You shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a regular meeting or a meeting called and held for the purpose, finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (1) or
(2) of this paragraph and specifying the particulars thereof in detail.

         Ninth, termination by you of your employment for "Good Reason" during the term of this Agreement shall require the Company to continue to fulfill all obligations herein set forth during the term as fully as if you were continued in full employment under the Agreement. The term "Good Reason" shall mean (1) a substantial change in your status or a significant alteration of your job responsibilities (except in connection with the termination of your employment for Cause, disability or retirement or as a result of your death or by you other than for Good Reason), (2) a reduction by the Company in your base salary,





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Mr. Palmer E. Huffstetler
Page 4
March 10, 1993


(3) the failure by the Company to continue in effect any plan in which you are now participating (or plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect the continued participation in any of such plans on at least as favorable a basis to you or which would materially reduce your benefits in the future under any of such plans or deprive you of any material benefit enjoyed by you, (4) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy, (5) the Company's requiring you to be based anywhere other than within a radius of fifty (50) miles of the city where your office is presently located except for required travel on Company business consistent with reasonable business travel obligations that might ordinarily be expected by one occupying your position, or (6) any purported termination by the Company of your employment which is not effected pursuant to the requirements of the eighth paragraph of this Agreement.

         Please indicate your acquiescence and assent to this Agreement by initialing each of the previous pages at the space provided and by countersigning the last page of this letter.

                                                   Yours sincerely,



                                                   K. G. Younger
                                                   Chairman of the Board

Agreed to this _______
day of February, 1993.

________________________
Palmer E. Huffstetler





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